For Immediate Release
FOR MEMC CONTACT:	FOR TPG CONTACT:
Janine Orf	Owen Blicksilver
Director, Investor Relations	Citigate Sard Verbinnen
636-474-5443	212-687-8080

Corey Cutler/Michael Polyviou
Morgen-Walke Associates
Press: Brian Maddox/Scot Hoffman
212-850-5600

MEMC ANNOUNCES AGREEMENT FOR TEXAS PACIFIC GROUP TO PURCHASE E.ON AG INTEREST IN MEMC

St. Peters, MO, October 1, 2001 - MEMC Electronic Materials, Inc. (NYSE: WFR) today announced that Texas Pacific Group ("TPG") has entered into an agreement with E.ON AG ("E.ON") to purchase E.ON's 72% interest in MEMC and all of E.ON's outstanding loans to MEMC. TPG has proposed to provide $150 million in new financing and to restructure the acquired debt, substantially reducing the Company's total indebtedness. Further, the agreement provides for lines of credit and the infusion of additional liquidity, which the Company expects will cover its cash needs both near- and long-term. Consummation of the transaction, including the debt restructuring, is subject to the fulfillment of certain conditions, including the execution and delivery of definitive agreements between MEMC and TPG, approval by MEMC's Board of Directors and the receipt of any required regulatory approvals. The transaction is expected to close during the fourth quarter.

"This is a great transaction for MEMC's customers, employees, and public shareholders. We expect that our capital structure will be significantly strengthened and we will have substantial additional liquidity. Importantly, TPG's investment allows us to continue our long-term fundamental strategies, thus ensuring that America's only significant silicon wafer supplier will continue to provide technologically advanced products to its customers around the world," commented Klaus von Hörde, MEMC's Chief Executive Officer. "We look forward to having Texas Pacific Group as a major shareholder in MEMC. TPG's extensive experience in the semiconductor industry will be extremely valuable to MEMC."

"MEMC will now have the strategy, team, and financing in place to continue to serve its world class customer base and invest in the new products and technologies necessary for long-term success," commented John Marren, Partner, Texas Pacific Group. "The Company's long tradition of innovation, proven technology leadership and global presence have put MEMC in a strong strategic position as the semiconductor cycle improves."

About MEMC

MEMC is a leading worldwide producer of silicon wafers for the semiconductor industry. Silicon wafers are the fundamental building block from which almost all semiconductor devices are manufactured, such as are used in computers, mobile electronic devices, automobiles, and other consumer and industrial products. Headquartered in St. Peters, MO, MEMC operates manufacturing facilities directly or through joint ventures in every major semiconductor manufacturing region throughout the world, including Europe, Japan, Malaysia, South Korea, Taiwan and the United States.

About Texas Pacific Group

Texas Pacific Group, founded in 1993 and based in Fort Worth, TX, San Francisco, CA, and London, is a private investment partnership with capital of more than $8 billion. The partnership has made investments in over 30 companies in a broad range of industries, including technology (Gemplus, Globespan, ON Semiconductor, Seagate), consumer products (Del Monte Foods, J. Crew, Punch Taverns), luxury goods (Bally, Ducati Motorcycles) and healthcare services (Oxford Health Plans, Magellan Health Services).

The matters discussed in this news release regarding the expected terms and timing of the closing of the transaction, the expectation that the Company's near- and long-term cash needs will be met, the anticipated strengthening of MEMC's capital structure following the closing of the transaction, and the expected substantial additional liquidity as a result of the transaction are forward-looking statements. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include the ability to satisfy the closing conditions set forth in the purchase agreement between E.ON and TPG, negotiation and documentation of the debt restructuring agreements by MEMC and TPG, approval of the transaction by MEMC's Board of Directors, the receipt of any required regulatory approvals, and other risks described in the Company's filings with the Securities and Exchange Commission, including the Company's 2000 Form 10-K. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

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